EXHIBIT 2

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Amendment No. 3 to Schedule 13D to which this Agreement is attached.

Dated:  December 7, 2012

DISCOVERY GROUP I, LLC
By:	Michael R. Murphy*
Michael R. Murphy Managing Member

Daniel J. Donoghue*
Daniel J. Donoghue

Michael R. Murphy*
Michael R. Murphy

*By:	/s/ Mark Buckley
Mark Buckley Attorney-in-Fact for Daniel J. Donoghue Attorney-in-Fact for Michael R. Murphy